FORM OF
TAX RESPONSIBILITY ALLOCATION AGREEMENT

This Tax Responsibility Allocation Agreement (the “Agreement”) is dated as of this ___ day of July, 2008, between Integrated BioPharma, Inc., a Delaware corporation (“BioPharma”), and iBioPharma, Inc., a Delaware corporation (“Biotechnologies”), either or both of which may be a “party” or “parties”.

WHEREAS, as of _________, 2008, BioPharma owned 100% of the issued and outstanding common stock of Biotechnologies;

WHEREAS, the board of directors of BioPharma determined it would be in the best interests of BioPharma and its shareholders to distribute all of BioPharma’s shares in Biotechnologies to the BioPharma shareholders (the “Distribution”) on the terms and conditions set forth in the Separation and Distribution Agreement dated November 14, 2007 between BioPharma and Biotechnologies (the “Distribution Agreement”) (the date of such Distribution, the “Distribution Date”);

WHEREAS, the parties intend that the Distribution qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as of the date hereof, BioPharma is the common parent of an affiliated group of domestic corporations, including Biotechnologies, which has elected to file consolidated U.S. federal income tax returns and, as a result of the Distribution, Biotechnologies will not be a member of such group for the portion of the taxable year following the Distribution or in future taxable years;

WHEREAS, the parties desire (i) to allocate the responsibilities for Income Tax (as hereinafter defined) of Biotechnologies, (ii) to allocate the responsibilities for Other Biotechnologies Tax (as hereinafter defined) and (iii) to provide for certain additional Tax (as hereinafter defined) matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties (each on behalf of itself, each of its subsidiaries as of the Distribution Date, and its future subsidiaries) hereby agree as follows:

1.     Definitions. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

“Biotechnologies Business” means any businesses carried out by the Biotechnologies Group, now or in the past.

“Biotechnologies Combined Income Tax” shall mean, with respect to any period for which the Biotechnologies Group is included in any of BioPharma’s combined or unitary groups, the liability for state or local Income Tax of the Biotechnologies Group computed as though the

Biotechnologies Group filed a Tax Return separate from BioPharma for such taxable period, which amount shall not be less than zero.

“Biotechnologies Federal Income Tax” shall mean, with respect to any period for which the Biotechnologies Group is included in BioPharma’s consolidated group, the liability for U.S. federal Income Tax (including “alternative minimum tax”, if any) of the Biotechnologies Group computed as though the Biotechnologies Group filed a U.S. federal Income Tax Return separate from BioPharma for such taxable period, which amount shall not be less than zero.

“Biotechnologies Group” shall mean, collectively or separately, Biotechnologies and any Subsidiary of Biotechnologies for which Biotechnologies has any direct or indirect Tax liability.

“Biotechnologies State Income Tax” shall mean any state or local Income Tax imposed on any member of the Biotechnologies Group (which is not a Biotechnologies Combined Income Tax).

“BioPharma Group” shall mean, collectively or separately, BioPharma and any Subsidiary of BioPharma for which BioPharma has any direct or indirect Tax liability, other than any member of the Biotechnologies Group.

“Income Tax” shall mean any tax imposed on net income.

“Other Biotechnologies Tax” means any Tax of the Biotechnologies Group or with respect to the Biotechnologies Business that is not an Income Tax (whether payable directly by Biotechnologies Group or payable by a combined or unitary group that includes the Biotechnologies Group to the extent of Biotechnologies Group’s portion of such Tax).

“Post-Distribution Period” means all taxable periods or portions of periods beginning on or after the Distribution Date.

“Pre-Distribution Period” means all taxable periods or portions of periods ending before the Distribution Date.

“Subsidiary” means any corporation, company, partnership or other business organization of which 50% or more of its equity interests are owned by another corporation, company, partnership or other business organization.

“Tax” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means the amount that any item of loss, deduction or credit (or any other item) decreases Taxes paid or payable including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax imposed on such interest.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of re-determining any Tax (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means the amount that any item of income or gain (or any other item) increases Taxes paid or payable including any interest with respect thereto.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law in respect of Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined or unitary group of taxpayers.

2.     Responsibility for Tax

2.1     BioPharma’s Responsibility.

(a)     BioPharma shall be responsible for and indemnify and hold harmless the Biotechnologies Group from (i) any liability for Biotechnologies Federal Income Tax and Biotechnologies Combined Income Tax with respect to the Pre-Distribution Period (other than Income Taxes described in Section 2.2(b); (ii) any Income Tax of the BioPharma Group by reason of Biotechnologies Group being severally liable for such Income Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state or local law; and (iii) any item described in Section 3.1 to the extent not covered by Section 3.2.

(b)     Notwithstanding the provisions of clause (i) of Section 2.1(a), for all periods in which Biotechnologies is a member of BioPharma’s consolidated group, Biotechnologies shall be responsible for and shall pay to BioPharma, on or prior to the Distribution Date, an amount equal to the estimate of the Biotechnologies Federal Income Tax for such periods, as determined by BioPharma in good faith and in the ordinary course of business, subject to final determination of such amount as provided in Section 2.5(a).

(c)     Notwithstanding the provisions of clause (i) of Section 2.1(a), for all periods in which Biotechnologies or any other member of the Biotechnologies Group is a member of a state or local consolidated, combined or unitary group of which any member of the BioPharma Group is the parent, Biotechnologies shall be responsible for and shall pay to BioPharma, on or prior to the Distribution Date, an amount equal to the estimate of the Biotechnologies Combined

Income Tax for such periods, as determined by BioPharma in good faith and in the ordinary course of business, subject to final determination of such amount as provided in Section 2.5(a).

2.2     Biotechnologies’ Responsibility.

(a)     Biotechnologies shall be responsible for, and indemnify and hold harmless the BioPharma Group from (i) all Income Tax of the Biotechnologies Group with respect to a Post-Distribution Period; (ii) Income Taxes described in Section 2.2(b); (iii) all Other Biotechnologies Tax (regardless of which period it relates to); and (iv) any act for which Biotechnologies is liable under Section 3.2.

(b)     In the event that any jurisdiction determines that the income of any member of the Biotechnologies Group is included or includible with the income of any member of the BioPharma Group for purposes of calculating the combined, consolidated, or unitary Tax liability of the BioPharma Group and, as of the date hereof, the income of such member of the Biotechnologies Group was not so included by any member of the BioPharma Group in a combined, consolidated, or unitary group of which such member of the BioPharma Group was the common parent, Biotechnologies shall be responsible for and shall pay to BioPharma any Income Tax liability incurred by any member of the BioPharma Group as a result of such determination.

2.3     General Responsibilities. For purposes of this Agreement, in the case of any taxable period that begins before and ends after the Distribution Date, the amount of Biotechnologies Federal Income Tax and/or Biotechnologies Combined Income Tax payable for such taxable period shall be allocated pro rata between the time period before the Distribution Date and the time period after the Distribution Date, as of each such time period.

2.4     Refunds and Tax Benefits.

(a)     Refunds and Carry backs.

(i) Except as provided in (ii) or (iii) below, BioPharma shall be entitled to any refunds of Biotechnologies Federal Income Tax and Biotechnologies Combined Income Tax (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods ending on or before the Distribution Date; and Biotechnologies shall be entitled to any refunds of Income Tax of the Biotechnologies Group (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods beginning after the Distribution Date. BioPharma and Biotechnologies agree to allocate such refunds (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods that begin before and end after the Distribution Date to whichever of BioPharma or Biotechnologies initially accrued or recorded a liability for the Taxes to which such refund is attributable.

(ii)     Biotechnologies shall be entitled to any refunds or credits of Biotechnologies State Income Tax or Other Biotechnologies Tax (including refunds paid by means of a credit against other or future Tax liabilities).

(iii)     Biotechnologies shall promptly forward to BioPharma or reimburse BioPharma for any refunds due BioPharma after receipt thereof, and BioPharma shall promptly forward to Biotechnologies or reimburse Biotechnologies for any refunds due Biotechnologies after receipt thereof. In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement in respect of such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited. If BioPharma reasonably so requests, Biotechnologies, at BioPharma’s expense, shall file for and pursue any refund to which BioPharma is entitled under this Section 2.4(a). If Biotechnologies reasonably so requests, BioPharma, at Biotechnologies’s expense, shall file for and pursue any refund to which Biotechnologies is entitled to under this Section 2.4(a).

(iv)     BioPharma agrees that if the Biotechnologies Group carries back any item of loss, deduction or credit which arises in any taxable period the Income Tax for which Biotechnologies is responsible, into any taxable period the Income Tax for which BioPharma was responsible, then Biotechnologies shall be entitled to any Tax Benefit or refund of Tax realized as a result of the carry back.

(v)     Notwithstanding anything to the contrary in this Section 2.4, BioPharma shall not be entitled to, and Biotechnologies shall be entitled to, any refunds or credits with respect to Income Tax for which Biotechnologies was liable under Section 2.2(b).

(b)     Allocation of Benefits. If as a result of or in settlement of any Tax Contest, any adjustments shall be made to any Tax Returns relating to Income Tax of the Biotechnologies Group or the BioPharma Group for any period in which one of the parties was responsible for all or a portion of such Income Tax, and if such adjustment results in both Tax Detriment to one party or its subsidiaries and Tax Benefit to the other party or its subsidiaries, then the party receiving the Tax Benefit shall pay to the party subject to the Tax Detriment the amount of such Tax Benefit at such time or times as and to the extent that the party receiving the Tax Benefit realizes such benefit through a refund of Tax or reduction in the amount of Tax which would otherwise be paid if such adjustment had not been made.

2.5     Preparation of Tax Returns; Payment of Tax.

(a)     BioPharma shall cause the Biotechnologies Group to join, for any Pre-Distribution Period for which the Biotechnologies Group is required to do so (and may cause the Biotechnologies Group (or any member thereof) to join for any such period or Tax Return for which the Biotechnologies Group is eligible but not required to do so), in all federal, state or local consolidated, combined or unitary Income Tax Returns of BioPharma’s filing group. BioPharma shall prepare and timely file all such federal, state or local consolidated, combined or unitary Tax Returns and shall timely pay subject to 7.1(b) and (c) all Tax with respect to such Tax Returns. BioPharma shall provide to Biotechnologies a copy of the portion of each such Tax Return and any supporting schedules that relate to the Biotechnologies Group within 20 days after the filing thereof. No later than December 31 (or as close as reasonably practicable thereto) of the year in which BioPharma’s federal Income Tax Return with respect to such Tax is filed, BioPharma shall provide to Biotechnologies a statement of the Biotechnologies Federal Income

Tax and Biotechnologies Combined Income Tax for such period, as determined by BioPharma in good faith and in the ordinary course of business based upon such Tax Returns. If (x) the sum of the estimates of such Biotechnologies Federal Income Tax and Biotechnologies Combined Income Tax as paid by Biotechnologies pursuant to Section 2.1(b) and (c) above is less than (y) the sum of the Biotechnologies Federal Income Tax and Biotechnologies Combined Income Tax as determined under this Section 2.5(a), Biotechnologies shall pay to BioPharma the difference between (x) and (y). If (x) the sum of the estimates of such Biotechnologies Federal Income Tax and Biotechnologies Combined Income Tax as paid by Biotechnologies pursuant to Section 2.1(b) and (c) above is more than (y) the sum of the Biotechnologies Federal Income Tax and Biotechnologies Combined Income Tax as determined under this Section 2.5(a), BioPharma shall pay to Biotechnologies the difference between (x) and (y).

(b)     BioPharma shall prepare (or cause to be prepared), at Biotechnologies’s expense (or where appropriate through the utilization of Biotechnologies’s staff), and Biotechnologies shall timely file (or cause to be timely filed) any Tax Return relating to Biotechnologies State Income Tax for any period that begins before the Distribution Date (or any portion of such a Tax Return which relates to the Pre-Distribution Period) whether it is required to be filed before or after the Distribution Date. BioPharma shall provide a copy of each such Tax Return (or portion thereof) and any supporting schedules to Biotechnologies at least 30 days before the date such Return is to be filed (including any extensions) by Biotechnologies for Biotechnologies’s review and approval, which approval shall not be unreasonably withheld. Biotechnologies shall pay all Tax with respect to such Tax Return for which it is responsible pursuant to Section 2.1. BioPharma shall pay to Biotechnologies at least 5 days prior to the filing of such Tax Return any amount due on such Tax Return that is the responsibility of BioPharma pursuant to Section 2.1.

(c)     Biotechnologies shall be responsible for the preparation and filing of Tax Returns relating to Other Biotechnologies Tax. Biotechnologies shall pay all Tax with respect to any such Tax Returns.

(d)     Biotechnologies shall not file (or allow the Biotechnologies Group to file) any amended Tax Returns with respect to the Biotechnologies Group for any Pre-Distribution Period without BioPharma’s consent.

2.6     Cooperation and Exchange of Information. BioPharma on the one hand, and Biotechnologies, on the other, will timely and competently provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, (ii) determining a liability for Tax or a right to a refund of Tax or (iii) participating in or conducting any Tax Contest. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any Tax Authorities. Each party shall devote the personnel and resources necessary in order to carry out this Section 2.6 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Except as provided below, each party shall carry out their responsibilities under this Section 2.6 without charge to the other. Notwithstanding the foregoing, Biotechnologies shall reimburse BioPharma for any out-of-pocket costs and expenses incurred with respect to matters concerning Biotechnologies State Income Tax for the Pre-Distribution Period. It is further understood that in order to reduce the cost to Biotechnologies in connection with Biotechnologies State Income Tax matters, to the extent appropriate, BioPharma shall utilize and Biotechnologies shall provide, members of Biotechnologies’s staff.

2.7     Tax Contests.

(a)     Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax Contest of which it becomes aware related to Tax for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

(b)     Control of Tax Contests. Each party shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement and shall pay any costs associated with such Tax Contest; provided, however, BioPharma shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a consolidated, combined or unitary federal or state Income Tax of which BioPharma or a BioPharma Subsidiary is the common parent. In the event that BioPharma controls (pursuant to the proviso in the previous sentence) any Tax Contest which gives rise to a Biotechnologies indemnification obligation hereunder, BioPharma shall consult with Biotechnologies with respect to such Tax Contest (to the extent such Tax Contest relates to issues for which Biotechnologies is liable) and shall consider in good faith Biotechnologies’s advice with respect thereto. Furthermore BioPharma may participate in any Tax Contest with respect to any Covered Transaction Tax (as hereinafter defined), and Biotechnologies shall consider in good faith BioPharma’s advice with respect thereto, regardless of whether BioPharma has liability or indemnification obligations with respect to such Tax under this Agreement.

3.     Transaction Tax

3.1     General. Except as otherwise provided in Section 3.2, BioPharma shall be responsible for and pay any and all Tax resulting from income or gain recognized by BioPharma as a result of the Distribution failing to qualify for or maintain tax-free treatment pursuant to Section 355 of the Code or other provisions of the Code or corresponding provisions of other applicable Tax laws, and any Tax resulting from any income or gain recognized by BioPharma or its Subsidiaries (including the Biotechnologies Group) under Treasury Regulations Sections 1.1502-

13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Distribution (collectively “Covered Transaction Tax”).

3.2     Inconsistent Acts and Events. Biotechnologies shall be liable for, and shall indemnify and hold harmless the BioPharma Group from and against any liability for, any Covered Transactions Tax (including without limitation reasonable attorney fees and other costs incurred in connection therewith) to the extent arising from (i) any breach by the Biotechnologies Group of the representations or covenants under Section 4 and (ii) any Section 355(e) Event (defined herein) with respect to Biotechnologies. A “Section 355(e) Event” with respect to Biotechnologies means any fact, circumstance, event or occurrence relating to the stock of Biotechnologies or assets of the Biotechnologies Group, that causes the Distribution to be a taxable event to BioPharma as the result of the application of Section 355(e) of the Code and the Treasury Regulations (i.e., the Distribution becomes taxable to BioPharma under Section 355(e) of the Code and, but for such fact, circumstance, event or occurrence, the Distribution would not have been a taxable event to BioPharma under Section 355(e) of the Code).

4.     Representations and Covenants

4.1     Representations.

(a)     Each of Biotechnologies and BioPharma represent that, as of the date of this Agreement, it and its Subsidiaries knows of no fact or set of facts that would jeopardize the expected Tax treatment of the Distribution.

(b)     Each of Biotechnologies and BioPharma represent and warrant that neither it nor any of its Subsidiaries has any plan or intent to take any action which is inconsistent with the expected Tax treatment of the Distribution.

4.2     Covenants.

(a)     Biotechnologies covenants and agrees that it will not take any action, and it will cause its Subsidiaries to refrain from taking any action, that violates Section 355(e) of the Code and the Treasury Regulations promulgated thereunder or which is otherwise inconsistent with the Tax-free treatment of the Distribution.

(b)     Consistent Tax Returns. Each of BioPharma and Biotechnologies covenants and agrees that it will not take, and it will cause its Subsidiaries to refrain from taking, any position on a Tax Return that is inconsistent with the treatment of the Distribution as tax-free pursuant to Section 355 of the Code.

5.     Miscellaneous Provisions

5.1     Notice. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

if to BioPharma:

Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey 07205
Attn: President

if to Biotechnologies:

iBioPharma, Inc.
9 Innovation Way, Suite 100
Newark, Delaware 19711
Attn: President

Notification of a change of address shall be given by either party to the other as provided in this Section 5.1. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

5.2     Governing Law. This Agreement shall be governed by the laws applicable to contracts entered into and to be performed within the Commonwealth of Delaware excluding its conflict laws.

5.3     Entire Agreement. This Agreement and the Distribution Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Distribution Agreement, or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

5.4     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either BioPharma or Biotechnologies. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

5.5     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

5.6     Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

5.7     Headings. Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.8     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for thirty days after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

5.9     Payments. Unless a provision in this Agreement specifically provides a time period for payment, any payment owed under this Agreement shall be paid within 30 days after the date on which such payment becomes due.

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IN WITNESS WHEREOF, each of the parties has caused this Tax Responsibility Allocation Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

INTEGRATED BIOPHARMA, INC.

By:               _____

Name:

Title:

IBIOPHARMA, INC.

By:                 _____

Name:

Title: